EXHIBIT 21

                           SUBSIDIARIES OF REGISTRANT

       Name                          State            Ownership
     ---------------------          --------          ---------
     Airwater Corporation           Florida              100%
     Airwater Patents Corp          Florida              100%
     Digital Way S. A.              Peru                  27%
     Millennium Electric TOU, Ltd.  Israel               100%
     Solar Style, Inc. (USA)        Florida              100%
     Millennium Electric (USA)      Florida               50%
     Solar One, Inc.                Florida              100%
     Solar Style Ltd.               Israel                50%